Exhibit 99.1

Quintana Energy Services, Inc.

Unaudited Interim

Financial Statements

For the Period Ended

June 30, 2020

Table of Contents

Quintana Energy Services, Inc.

Unaudited Interim Financial Statements

For the Period Ended June 30, 2020

Financial Information

Financial Statements (Unaudited)

1	Condensed Consolidated Balance Sheets

2	Condensed Consolidated Statements of Operations

3	Condensed Consolidated Statements of Changes in Shareholders’ Equity

4	Condensed Consolidated Statements of Cash Flows

5	Notes to Condensed Consolidated Financial Statements

	5	Note 1—Organization and Basis of Presentation

	6	Note 2—Impairments

	7	Note 3—Inventories

	7	Note 4—Accrued Liabilities

	7	Note 5—Long Term Debt

	8	Note 6—Income Taxes

	8	Note 7—Related Party Transactions

	9	Note 8—Commitments and Contingencies

	9	Note 9—Segment Information

	11	Note 10—Stock-Based Compensation

	14	Note 11—Loss Per Share

	14	Note 12—Subsequent Events

Quintana Energy Services Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of US dollars)	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$15,439	$14,730
Accounts receivable, net of allowance of $4,303 and $4,057	16,631	66,309
Unbilled receivables	997	6,913
Inventories	23,226	21,601
Prepaid expenses and other current assets	7,069	8,410

Total current assets	63,362	117,963

Property, plant and equipment, net	88,001	110,375
Operating lease right-of-use asset	7,387	10,943
Other assets	995	1,248

Total assets	$159,745	$240,529

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,408	$34,478
Accrued liabilities	14,451	29,521
Current lease liabilities	5,003	7,224

Total current liabilities	42,862	71,223
Long-term debt	11,500	21,000
Long-term operating lease liabilities	5,478	7,970
Long-term finance lease liabilities	5,486	7,961
Deferred tax liability, net	114	112
Other long-term liabilities	0	2

Total liabilities	65,440	108,268

Commitments and contingencies (Note 8)

Shareholders’ Equity
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 35,510,999 issued; 33,759,797 outstanding	366	356
Additional paid-in-capital	362,627	357,996
Treasury shares, at cost, 1,751,202 and 1,225,330 common shares	(5,967)	(4,872)
Accumulated deficit	(262,721)	(221,219)

Total shareholders’ equity	94,305	132,261

Total liabilities and shareholders’ equity	$159,745	$240,529

The accompanying notes are an integral part of these consolidated financial statements.

Quintana Energy Services Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended
(in thousands of US dollars, except share and per share amounts)	June 30, 2020	June 30, 2019
Revenues:	$120,339	$267,292

Cost and Expenses:
Direct operating costs	109,338	230,626
General and administrative	24,001	29,571
Depreciation and amortization	18,979	25,556
Gain on disposition of assets	(1,055)	(176)
Impairment	9,273	—

Operating loss	(40,197)	(18,285)

Non-operating income expense:
Interest expense	(1,309)	(1,524)
Other income	75	—

Loss before income tax	(41,431)	(19,809)

Income tax expense	(106)	(331)

Net loss	$(41,537)	$(20,140)

Net loss per common share:
Basic	$(1.23)	$(0.60)
Diluted	$(1.23)	$(0.60)

Weighted average common shares outstanding:
Basic	33,664	33,745
Diluted	33,664	33,745

The accompanying notes are an integral part of these consolidated financial statements.

Quintana Energy Services Inc.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(in thousands of US dollars, except share amounts)	Common Shareholders’ Number of Outstanding Shares	Common Stock	Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Total Shareholders’ Equity
Balances at December 31, 2018	33,541	$344	$349,080	$(1,821)	$(145,783)	$201,820
Equity-based compensation	609	3	2,748	—	—	2,751
Tax withholding on stock vesting	(177)	—	—	(954)	—	(954)
Stock buyback plan activity	(103)	—	—	(486)	—	(486)
Net loss	—	—	—	—	(8,861)	(8,861)

Balances at March 31, 2019	33,870	$347	$351,828	$(3,261)	$(154,644)	$194,270
Equity-based compensation	—	3	2,689	—	—	2,692
Stock buyback plan activity	(165)	—	—	(522)	—	(522)
Net loss	—	—	—	—	(11,280)	(11,280)

Balances at June 30, 2019	33,705	$350	$354,517	$(3,783)	$(165,924)	$185,160

Balances at December 31, 2019	33,333	$356	$357,996	$(4,872)	$(221,219)	$132,261
Equity-based compensation	909	6	2,325	—	—	2,331
Tax withholding on stock vesting	(255)	—	—	(573)	—	(573)
Stock buyback plan activity	(177)	—	—	(415)	—	(415)
Net loss	—	—	—	—	(20,725)	(20,725)

Balances at March 31, 2020	33,810	$362	$360,321	$(5,860)	$(241,944)	$112,879
Accumulated Deficit Adjustment	—	—	(7)		35	28
Equity-based compensation	43	4	2,313	—	—	2,317
Tax withholding on stock vesting	(30)	—	—	(29)	—	(29)
Stock buyback plan activity	(79)	—	—	(78)	—	(78)
Net loss	—	—	—	—	(20,812)	(20,812)

Balances at June 30, 2020	33,743	$366	$362,627	$(5,967)	$(262,721)	$94,305

The accompanying notes are an integral part of these consolidated financial statements.

Quintana Energy Services Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(in thousands of US dollars)	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cash flows from operating activities
Net Loss	$(41,537)	$(20,140)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	18,979	25,556
Impairment and other charges	9,273	—
Gain on disposition of assets	(1,461)	(5,165)
Non-cash interest expense	175	174
Provision for doubtful accounts	669	300
Deferred income tax expense	(22)	67
Stock-based compensation	4,648	5,443
Changes in operating assets and liabilities:
Accounts receivable	49,009	16,566
Unbilled receivables	5,917	5,635
Inventories	(1,625)	(1,542)
Prepaid expenses and other current assets	2,097	2,743
Other noncurrent assets	96	11
Accounts payable	(10,223)	(9,387)
Accrued liabilities	(13,684)	(3,448)
Other long-term liabilities	—	(106)

Net cash provided by operating activities	22,311	16,707

Cash flows from investing activities
Purchases of property, plant and equipment	(10,492)	(21,521)
Proceeds from the sale of property, plant and equipment	2,429	6,520

Net cash used in investing activities	(8,063)	(15,001)

Cash flows from financing activities
Proceeds from revolving debt	26,500	7,500
Payments on revolving debt	(36,000)	(2,000)
Payments on finance leases	(1,359)	(625)
Payments on financed payables	(1,585)	(1,839)
Payments for treasury shares	(1,095)	(1,963)

Net cash (used in) provided by financing activities	(13,539)	1,073

Net increase in cash and cash equivalents	709	2,779

Cash and cash equivalents beginning of period	14,730	13,804

Cash and cash equivalents end of period	$15,439	$16,583

The accompanying notes are an integral part of these consolidated financial statements.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - Organization and Nature of Operations, Basis of Presentation and Significant Accounting Policies

Quintana Energy Services Inc. (either individually or together with its subsidiaries, as the context requires, the “Company,” “QES,” “we,” “us,” and “our”) is a Delaware corporation that was incorporated on April 13, 2017. Our accounting predecessor, Quintana Energy Services LP (“QES LP” and “Predecessor”), was formed as a Delaware partnership on November 3, 2014. In connection with our initial public offering (the “IPO”) which closed on February 13, 2018, the existing investors in QES LP and QES Holdco LLC contributed all of their direct and indirect equity interests to QES in exchange for shares of common stock in QES, and we became the holding company for the reorganized QES LP and its subsidiaries.

We are a diversified oilfield services provider of leading onshore oil and natural gas exploration and production (“E&P”) companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company operates through four reporting segments, including Directional Drilling, Pressure Pumping, Pressure Control and Wireline.

Basis of Presentation and Principles of Consolidation

The accompanying interim unaudited condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These interim unaudited condensed consolidated financial statements include all QES accounts and all of our subsidiaries where we exercise control. All inter-company transactions and account balances have been eliminated upon consolidation.

The accompanying interim unaudited condensed consolidated financial statements have not been audited by the Company’s independent registered public accounting firm, except that the Consolidated Balance Sheet at December 31, 2019, is derived from previously audited consolidated financial statements. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, necessary for fair statement have been included.

These interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. Therefore, these interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”) filed with the SEC on March 6, 2020. The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.

There have been no material changes to the Company’s critical accounting policies or estimates from those disclosed in the 2019 Annual Report.

Accounting Pronouncements

Accounting Standard Adopted

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU is intended to simplify aspects of stock-based compensation issued to non-employees by making the guidance consistent with the accounting for employee stock-based compensation. The Company adopted ASU No. 2018-07 effective January 1, 2020 and the adoption did not have a material impact to the condensed consolidated financial statements.

Accounting Standard Update Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”). This ASU is intended to update the measurement of credit losses on financial instruments. This update improves financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope by using the Current Expected Credit Losses model (“CECL”). This guidance is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted for smaller reporting companies (SRC). The new accounting standard introduces the CECL methodology for estimating allowances for credit losses. QES is an oilfield service company and as of June 30, 2020 had a third-party accounts receivable balance, net of allowance for doubtful accounts, of $16.6 million. Topic 326 will not have a material impact on our consolidated balance sheets or our consolidated income statements.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU is intended to simplify aspects of income tax approach for intraperiod tax allocations when there is a loss from continuing operations and income or a gain from other items, and to provide a general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. Topic 740 will also provide guidance to simplify how an entity recognizes a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, evaluations of when step ups in the tax basis of goodwill should be considered part of the business combination. Companies should also reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The guidance is effective for the Company for the fiscal year beginning January 1, 2021.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting and, particularly, the risk of cessation of the London Interbank Offered Rate (LIBOR). The amendments in this ASU are elective and apply to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments in this ASU are effective for all entities, if elected, through December 31, 2022. While the exact impact of this standard is not known, the guidance is not expected to have a material impact on the Company’s condensed consolidated financial statements.

NOTE 2 - Impairment

The following table presents impairment charges by asset group and related segment that were recorded for the six months ended June 30, 2020 in the interim condensed consolidated Statements of Operations (in thousands of U.S. dollars):

	Pressure Pumping	Pressure Control	Wireline	Six Months Ended June 30, 2020
Property, plant and equipment	$2,191	$4,182	$1,297	$7,670
Operating lease right of use assets	47	206	286	539
Finance lease right of use assets	311	727	26	1,064

Total impairment	$2,549	$5,115	$1,609	$9,273

We evaluate our long-lived assets for impairment whenever there are changes in facts or circumstances which suggest that the carrying value of the asset is not recoverable. During the latter part of the first quarter of 2020, we experienced significant reduced demand for our services coupled with a significant decline in West Texas Intermediate (“WTI”) commodity pricing. As a result, we conducted a review of all of our asset groups in our segments in consideration of the completion of our first quarter 2020 forecast which provided additional insights into expectations of lower growth and margins. As a result of our review, for the Pressure Pumping, Pressure Control, and Wireline segments asset groups, we determined that the sum of the estimated undiscounted future cash flows of these asset groups were below their respective carrying amounts and thus were not recoverable.

As a result, we performed an impairment assessment for these asset groups as of March 31, 2020 using the market and income approaches to determine fair value. Our estimated fair values of our asset groups incorporate judgment and the use of estimates by management. We primarily calculate fair value in these impairment tests using discounted cash flow models, which require the use of significant unobservable inputs, representative of a Level 3 fair value measurement. Our cash flow models involve assumptions based on discount rates, utilization of equipment, revenues, direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our fair value estimates of these asset groups are sensitive to varying dayrates, utilization and costs. While we believe these assumptions with respect to future dayrates, utilization, and cost are reasonable, actual future prices for services and activity levels may vary significantly from the ones that were assumed. A significantly prolonged period of lower oil and natural gas prices, other than those assumed in developing our forecasts could adversely affect the demand for and prices of our services, which could in turn result in future asset impairment charges for these asset groups due to the potential impact on our estimate of our future operating results.

During the three months ended June 30, 2020 there were no triggers or impairment expense.

During the six months ended June 30, 2019 there were no triggers or impairment expense.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 - Inventories

Inventories consisted of the following (in thousands of U.S. dollars):

	June 30, 2020	December 31, 2019
Inventories:
Consumables and materials	$3,798	$4,968
Spare parts	19,428	16,633

Total inventories	$23,226	$21,601

NOTE 4 - Accrued Liabilities

Accrued liabilities consisted of the following (in thousands of U.S. dollars):

	June 30, 2020	December 31, 2019
Current accrued liabilities:
Accrued payables	$4,800	$7,985
Payroll and payroll taxes	3,625	7,665
Bonus	478	3,147
Workers compensation insurance premiums	1,207	1,328
Sales tax	158	1,813
Ad valorem tax	1,153	648
Health insurance claims	658	1,010
Other accrued liabilities	2,372	5,925

Total accrued liabilities	$14,451	$29,521

NOTE 5 - Long-Term Debt

ABL Facility

In connection with the closing of the IPO on February 13, 2018, we entered into a new five-year asset-based revolving credit agreement (the “ABL Facility”) with each lender party thereto and Bank of America, N.A. as administrative agent and collateral agent. The ABL Facility provides for a $100.0 million revolving credit facility subject to a borrowing base. Upon closing of the ABL Facility, the borrowing capacity was $77.6 million and $13.0 million was immediately drawn. As of June 30, 2020 our borrowing capacity was $17.7 million. The loan interest rate on the $11.5 million borrowings outstanding at June 30, 2020 was 2.75%. The ABL Facility’s outstanding balance is recorded as long-term debt and the fair value of the ABL Facility, approximates its carrying value.

At June 30, 2020, we had $15.4 million of cash and cash equivalents and $3.3 million availability on the ABL Facility, which resulted in a total liquidity position of $18.7 million.

The ABL Facility contains various affirmative and negative covenants, including financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other restricted payments, investments (including acquisitions) and transactions with affiliates. Certain affirmative covenants, including certain reporting requirements and requirements to establish cash dominion accounts with the administrative agent, are triggered by failing to maintain availability under the ABL Facility at or above specified thresholds or by the existence of an event of default under the ABL Facility. The ABL Facility provides for some exemptions to its negative covenants allowing the Company to make certain restricted payments and investments; subject to maintaining availability under the ABL Facility at or above a specified threshold and the absence of a default.

The ABL Facility contains a minimum fixed charge coverage ratio of 1.0 to 1.0 that is triggered when availability under the ABL Facility falls below a specified threshold and is tested until availability exceeds a separate specified threshold for 30 consecutive days.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The ABL Facility contains events of default customary for facilities of this nature, including, but not limited, to: (i) events of default resulting from the Company’s failure or the failure of any credit other party to comply with covenants (including the above-referenced financial covenant during periods in which the financial covenant is tested); (ii) the occurrence of a change of control; (iii) the institution of insolvency or similar proceedings against QES or any other credit party; and (iv) the occurrence of a default under any other material indebtedness that any credit party may have. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the ABL Facility, the lenders will be able to declare any outstanding principal balance of our ABL Facility, together with accrued and unpaid interest, to be immediately due and payable and exercise other remedies, including remedies against the collateral, as more particularly specified in the ABL Facility. As of June 30, 2020, the Company was in compliance with all debt covenants.

QES uses standby letters of credit, arranged through our ABL facility, to facilitate commercial transactions with third parties and to secure our performance to certain vendors. Under these arrangements, QES has payment obligations to the issuing bank that are triggered by a draw by certain third parties in the event QES fails to perform according to the terms of its underlying contract.

As of June 30, 2020, QES had issued a letter of credit for $2.9 million. The unused amount under the letter of credit was $2.9 million. To the extent liabilities are incurred as a result of the activities covered by the letter of credit, such liabilities are included on the accompanying consolidated balance sheets.

NOTE 6 - Income Taxes

As the Company does not operate internationally, income from continuing operations is sourced exclusively from the United States.

Income tax expense during interim periods is based on our estimated annual effective income tax rate plus any items, which are recorded in the period in which they occur. Items include, among others, such events as changes in estimates due to the finalization of tax returns, tax audit settlements, expiration of statutes of limitation, and increases or decreases in valuation allowances on deferred tax assets. Our effective tax rate was (0.3)% and (1.7)% for the six months ended June 30, 2020 and 2019, respectively. The increase in the effective tax rate for the period ended June 30, 2020 as compared to the same period in 2019 was primarily due to changes in state apportionment.

Tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. The Company’s policy is to record interest and penalties relating to uncertain tax positions in income tax expense. At June 30, 2020, the Company did not have any accrued liability for uncertain tax positions and does not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months.

The federal and state statutes of limitations have expired for all tax years prior to 2016 and we are not currently under audit by the IRS or any state jurisdiction.

In response to the COVID-19 pandemic, many governments have enacted or are contemplating measures to provide aid and economic stimulus. These measures may include deferring the due dates of tax payments or other changes to their income and non-income-based tax laws. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020 in the United States, includes measures to assist companies, including temporary changes to income and non-income-based tax laws. For the six months ended June 30, 2020, there were no material tax impacts to our condensed consolidated financial statements as it relates to COVID-19 measures. During the first quarter of 2020, the Company elected to defer the employer portion of social security tax incurred from the date of the enactment of the CARES Act until the end of 2020. We continue to monitor additional guidance issued by the U.S. Treasury Department, the Internal Revenue Service and others.

NOTE 7 - Related Party Transactions

The Company utilizes some Quintana Capital Group, L.P. affiliate employees for certain accounting and risk management functions and incurs some tool rental and maintenance charges from Archer Well Company Inc. These amounts are reimbursed by the Company on a monthly basis.

At June 30, 2020 and 2019 QES had the following transactions with related parties (in thousands of U.S. dollars):

	June 30, 2020	December 31, 2019
Accounts payable to affiliates of Quintana Capital Group, L.P.	$162	$23
Accounts payable to affiliates of Archer Well Company Inc.	$26	$21

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

	Six Months Ended June 30,
	2020	2019
Operating expenses from affiliates of Quintana Capital Group, L.P.	$187	$254
Operating expenses from affiliates of Archer Well Company Inc.	$6	$19

NOTE 8 - Commitments and Contingencies

Environmental Regulations & Liabilities

The Company is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for the protection of the environment. The Company continues to monitor the status of these laws and regulations. However, the Company cannot predict the future impact of such standards and requirements on its business, which are subject to change and can have retroactive effectiveness.

Currently, the Company has not been fined, cited or notified of any environmental violations or liabilities that would have a material adverse effect upon its interim unaudited condensed consolidated financial statement position, results of operations, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred in the future to maintain compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of the Company’s liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.

Litigation

The Company is a defendant or otherwise involved in a number of lawsuits in the ordinary course of business. Estimates of the range of liability related to pending litigation are made when the Company believes the amount and range of loss can be estimated and records its best estimate of a loss when the loss is considered probable. When a liability is probable, and there is a range of estimated loss with no best estimate in the range, the minimum estimated liability related to the lawsuits or claims is recorded. As additional information becomes available, the potential liability related to pending litigation and claims is assessed and the estimate is revised. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from estimates. The Company’s ultimate exposure with respect to pending lawsuits and claims is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Other Commitments and Contingencies

The Company is not aware of any other matter that may have a material effect on its financial position or results of operations.

NOTE 9 - Segment Information

The Company continuously reviews the information to be reviewed by the Company’s Chief Operating Decision Maker (“CODM”) and has determined that QES continues to operate under four reportable segments: Directional Drilling, Pressure Pumping, Pressure Control and Wireline. These segments have been selected based on the operating results that are regularly reviewed by the Company’s CODM to make decisions about resource allocation and segment performance. The Company considers its Chief Executive Officer to be its CODM. The CODM evaluates the performance of our segments based on revenue and income measures, which include Adjusted EBITDA.

Directional Drilling

Our Directional Drilling segment is comprised of directional drilling services, downhole navigational and rental tools businesses and support services, including well planning and site supervision, which assists customers in the drilling and placement of complex directional and horizontal wellbores. This segment utilizes its fleet of in-house positive pulse measurement-while-drilling navigational tools, mud motors and ancillary downhole tools, as well as electromagnetic navigational systems. The demand for these services tends to be influenced primarily by customer drilling-related activity levels. We provide directional drilling and associated services to E&P companies in many of the most active areas of onshore oil and natural gas development in the United States, including the Permian Basin, Eagle Ford Shale, Mid-Continent region, Marcellus/Utica Shale and DJ/Powder River Basin.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Pressure Pumping

Our Pressure Pumping segment provides hydraulic fracturing stimulation services, cementing services and acidizing services. The majority of the revenues generated in this segment are derived from Pressure Pumping services focused on hydraulic fracturing, cementing and acidizing services in the Permian Basin, Mid-Continent region and the DJ/Powder River Basin. These pressure pumping and stimulation services are primarily used in the completion, production and maintenance of oil and gas wells. Customers for this segment include large public E&P operators as well as independent oil and gas producers.

Pressure Control

Our Pressure Control segment supplies a wide variety of equipment, services and expertise in support of completion and workover operations throughout the United States. Its capabilities include coiled tubing, snubbing, fluid pumping, nitrogen, well control and other pressure control related services. Our Pressure Control equipment is tailored to the unconventional resources market with the ability to operate under high pressures without having to delay or cease production during completion operations. We provide our pressure control services primarily in the Mid-Continent region (including the SCOOP/STACK), Eagle Ford Shale, Permian Basin, DJ/Powder River Basin, Haynesville Shale and East Texas Basin.

Wireline

Our Wireline segment provides new well wireline conveyed tight-shale reservoir perforating services across many of the major U.S. shale basins and also offers a range of services such as cased-hole investigation and production logging services, conventional wireline, mechanical services and pipe recovery services. These services are offered in both new well completions and for remedial work. The majority of the revenues generated in our Wireline segment are derived from the Permian Basin, Eagle Ford Shale, Mid-Continent region (including the SCOOP/STACK), Haynesville Shale and East Texas Basin as well as in industrial and petrochemical facilities.

Segment Adjusted EBITDA

The Company views Adjusted EBITDA as an important indicator of segment performance. The Company defines Segment Adjusted EBITDA as net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets - excluding (gain) loss of lost in hole assets, stock-based compensation, transaction expenses, rebranding expenses, settlement expenses, restructuring expenses, impairment expenses, severance expenses and equipment stand-up expense. The CODM uses Segment Adjusted EBITDA as the primary measure of segment operating performance.

The following table presents a reconciliation of Segment Adjusted EBITDA to net (loss) income (in thousands of U.S. dollars):

	Six Months Ended June 30,
	2020	2019
Segment Adjusted EBITDA:
Directional Drilling	$6,218	$15,334
Pressure Pumping	(959)	(2,742)
Pressure Control	(1,696)	4,825
Wireline	(3,320)	2,447
Corporate and Other	(13,168)	(12,769)
Impairment	(9,273)	—
Income tax expense	(106)	(331)
Interest expense	(1,309)	(1,524)
Depreciation and amortization	(18,979)	(25,556)
Gain on disposition of assets	1,055	176

Net loss	$(41,537)	$(20,140)

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Financial information related to the Company’s total assets position as of June 30, 2020 and December 31, 2019, by segment, is as follows (in thousands of U.S. dollars):

	June 30, 2020	December 31, 2019
Directional Drilling	$66,302	$99,456
Pressure Pumping	28,899	45,875
Pressure Control	46,541	67,685
Wireline	10,839	21,304

Total	$152,581	$234,320
Corporate & Other	7,164	6,209

Total assets	$159,745	$240,529

	Six Months Ended June 30, 2020
	Directional Drilling	Pressure Pumping	Pressure Control	Wireline	Total
Revenues	$67,529	$17,280	$27,093	$8,437	$120,339
Depreciation and amortization	$6,048	$5,123	$6,336	$1,472	$18,979
Capital expenditures	$6,726	$362	$3,225	$179	$10,492

	Six Months Ended June 30, 2019
	Directional Drilling	Pressure Pumping	Pressure Control	Wireline	Total
Revenues	$116,335	$52,670	$56,421	$41,866	$267,292
Depreciation and amortization	$6,038	$11,301	$6,096	$2,121	$25,556
Capital expenditures	$8,734	$3,836	$7,411	$1,540	$21,521

NOTE 10 - Stock-Based Compensation

As of June 30, 2020, the Company had three types of stock-based compensation under the Company’s 2018 Long-Term Incentive Plan, (i) restricted stock awards (“RSA”) issued to directors, (ii) restricted stock units (“RSU”) issued to executive officers and other key employees and (iii) performance stock units (“PSU”), which are RSUs with performance requirements, issued to executive officers and other senior management. Stock-based compensation issued prior to the Company’s IPO was subject to a dual vesting requirement, one of which was the time vesting component and the other was the consummation of a specified transaction, which included an initial public offering. As the IPO occurred on February 9, 2018, there was no stock-based compensation expense recognized in periods prior to the IPO. The stock-based compensation awards and units are classified as equity awards as they are settled in shares of QES common stock.

The following table summarizes stock-based compensation costs for the three and six months ended June 30, 2020 and 2019 (in thousands of U.S. dollars):

	Six Months Ended June 30,
	2020	2019
Restricted stock awards	$324	$310
Restricted stock units	3,666	4,343
Performance stock units	811	781

Stock-based compensation expense	$4,801	$5,444

i. Restricted Stock Awards

In January 2020, the Company’s Compensation Committee of the Board of Directors approved the issuance of RSAs to the Company’s non-executive directors. During the first quarter 2020, we granted 230,769 RSAs, which had a grant date fair value of $2.60 per share. The stock awards fully vest in February 2021.

In January 2019, the Company’s Compensation Committee of the Board of Directors approved the issuance of RSAs to the Company’s non-executive directors. During the first quarter 2019, we granted 140,844 RSAs, which had a grant date fair value of $4.26 per share. The stock awards fully vested in February 2020.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

In March 2018, the Company’s Compensation Committee of the Board of Directors approved the issuance of RSAs to the Company’s non-executive directors. During the second quarter 2018, we granted 57,145 RSAs, which had a grant date fair value of $8.75 per share. The stock awards fully vested in February 2019.

The Company recognized these RSAs at fair value based on the closing price of the Company’s common stock on the date of grant. The compensation expense associated with these RSAs will be amortized into income on a straight-line basis over the vesting period.

As of June 30, 2020 and 2019, the total unamortized compensation costs related to the non-executive RSAs was $0.3 million and $0.4 million, which the Company expects to recognize over the remaining vesting period of 0.6 years.

ii. Restricted Stock Units

During the first six months of 2020, executive officers and key employees were granted a total of 889,097 RSUs, net of forfeitures, under the 2018 Long-Term Incentive Plan. These RSUs vest ratably over a three-year service condition with one-third vesting on each anniversary of the RSU’s grant date provided that the employee remains employed by the Company at the applicable vesting date.

During the first quarter 2019, executive officers and key employees were granted a total of 897,967 RSUs, net of forfeitures, under the 2018 Long-Term Incentive Plan. These RSUs vest ratably over a three-year service condition with one-third vesting on each anniversary of the RSU’s grant date provided that the employee remains employed by the Company at the applicable vesting date.

During the second quarter 2018, executive officers and key employees were granted a total of 476,042 RSUs, net of forfeitures, under the 2018 Long-Term Incentive Plan. These RSUs vest ratably over a three-year service condition with one-third vesting on each anniversary of the Company’s IPO provided that the employee remains employed by the Company at the applicable vesting date.

The Company recognized these RSUs at fair value based on the closing price of the Company’s common stock on the date of grant. The compensation expense associated with these RSUs will be amortized into income on a straight-line basis over the vesting period.

As of June 30, 2020 and 2019, total unamortized compensation cost related to unvested restricted stock units was $8.3 million and $16.1 million, respectively, which the Company expects to recognize over the remaining weighted-average period of 1.74 years.

A summary of the status and changes during the six months ended June 30, 2020 of the Company’s shares of non-vested RSUs is as follows:

	Number of Shares (in thousands)	Grant Date Fair Value per Share	Weighted Average Remaining Life (in years)
Outstanding at December 31, 2019:	1,589	$11.53	1.60

Granted	901	2.60	2.81
Forfeited	28	—	—
Vested	645	—	—

Outstanding at March 31, 2020:	1,817	$8.30	2.04

Granted	(12)	—	—
Forfeited	13	—	—
Vested	39	—	—

Outstanding at June 30, 2020:	1,753	$8.38	1.74

iii. Performance Stock Units

During the first half of 2020, executive officers and senior management were awarded a total of 941,171 PSUs under the 2018 Long-Term Incentive Plan. The 2020 PSUs are equally divided into two parts, each part is subject to both a performance and service requirement. Under current accounting guidance, the first part of 470,585 PSUs which is subject to a relative total stockholder return performance requirement (the “2020 R-TSR PSUs”), to be measured as of December 31, 2019, and a service requirement are accounted for as being granted. The second part of 470,586 PSUs, were awarded but are not yet considered granted, as these PSUs remain subject to the performance of management and the Company during the period between January 1, 2020 and December 31, 2020 as to be determined by the Board’s Compensation Committee. Any PSUs that have not been earned at the end of a performance period will be forfeited. Should the grantee satisfy the service requirement applicable to such earned performance share unit, vesting shall occur in equal installments on the anniversary of the Company’s IPO in 2021, 2022 and 2023.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

During the first quarter 2019, executive officers and senior management were awarded a total of 646,966 PSUs under the 2018 Long-Term Incentive Plan. The 2019 PSUs were split equally into two parts, each part representing 323,483 PSUs. The first part of 323,483 PSUs was subject to a relative total stockholder return performance requirement to be measured as of December 31, 2019, and a service requirement (the “2019 R-TSR PSUs”). Under current accounting guidance, the 2019 R-TSR PSUs were accounted for as being granted. The second part of 323,483 PSUs, which were awarded but were not yet considered granted, (the “2019 Discretionary PSUs”) were based on the performance of management and the Company during the period between January 1, 2019 and December 31, 2019 as determined by the Board’s Compensation Committee. In addition to forfeitures from employee terminations during 2019, any PSUs that were not earned at the end of the performance period were forfeited. Allowing for the various forfeitures to date, the remaining earned 2019 PSUs, should the grantee satisfy the applicable service requirement, shall vest in equal installments on the anniversary of the Company’s IPO in 2020, 2021 and 2022.

During the second quarter 2018, executive officers and senior management were granted a total of 425,083 PSUs under the 2018 Long-Term Incentive Plan. The PSUs were subject to both a performance and service requirement. The PSUs required the achievement of a certain performance as measured on December 31, 2018, based on (i) the Company’s performance with respect to relative total stockholder return and (ii) the Company’s performance with respect to absolute total stockholder return. Any PSUs that were not earned at the end of the performance period were forfeited. The remaining earned 2018 PSUs, should the grantee satisfy the applicable service requirement, shall vest in equal installments on the first three anniversaries of the Company’s IPO.

The Company recognized the 2019 R-TSR PSUs deemed granted in 2019 and the 2020 R-TSR PSUs deemed granted in 2020 at their fair values determined using the Monte Carlo simulation model. The compensation expense associated with these PSUs will be amortized on a graded straight line basis over the vesting period.

In January 2020, 184,678 of the 2019 Discretionary PSUs were granted when the Board’s Compensation Committee unanimously approved an achievement of 80.0% of the overall awarded 2019 Discretionary PSUs. In addition to the achievement approval, the Compensation Committee approved a motion to cash settle the Discretionary PSUs over a three-year vesting schedule per the grant’s original terms. No equity shares were issued.

These earned 2019 Discretionary PSUs are amortized on a straight line basis over the remaining vesting period, based on the QES stock price on each vesting date, and recorded to stock based compensation expense on the income statement. The 2019 Discretionary PSUs are treated as liability awards since they are settled in cash.

As of June 30, 2020 and 2019, the total unamortized compensation cost related to unvested PSUs was $1.5 million and $1.7 million, respectively. The Company expects to recognize the expense over the remaining weighted-average period of 2.09 years.

A summary of the outstanding PSUs for the six months ended June 30, 2020 is as follows:

	Number of Shares (in thousands)	Grant Date Fair Value per Share	Weighted Average Remaining Life (in years)
Outstanding at December 31, 2019	315	$4.84	1.91

Granted	471	2.96	2.81
Forfeited	2	—	—
Vested	134	—	—

Outstanding at March 31, 2020	650	$3.71	2.45

Granted	—	—	—
Forfeited	2	—	—
Vested	5	—	—

Outstanding at June 30, 2020	643	$3.71	2.09

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 11 - Loss Per Share

Basic loss per share (“EPS”) is based on the weighted average number of common shares outstanding during the period. A reconciliation of the number of shares used for the basic EPS computation is as follows (in thousands, except per share amounts):

	Six Months Ended June 30,
	2020	2019
Numerator:
Net loss attributed to common share holders	$(41,537)	$(20,140)

Denominator:
Weighted average common shares outstanding - basic	33,664	33,745
Weighted average common shares outstanding - diluted	33,664	33,745

Net loss per common share:
Basic	$(1.23)	$(0.60)

Diluted	$(1.23)	$(0.60)

Potentially dilutive securities excluded as anti-dilutive [1]	2,627	2,475

[1]	The Company’s potentially dilutive securities include outstanding RSAs, RSUs and PSUs.

NOTE 12. SUBSEQUENT EVENTS

Merger Agreement

On May 3, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which an indirect wholly owned subsidiary of KLX Energy Services Holdings, Inc., a Delaware corporation (“KLXE”), merged with and into QES, in an all-stock merger transaction (the “Merger”) effective July 28th, 2020. QES continues as the surviving corporation and become an indirect wholly owned subsidiary of KLXE. Upon closing of the merger, KLXE stockholders owned approximately 59% and QES stockholders owned approximately 41% of the combined company.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of QES common stock, par value $0.01 per share (the “QES Common Stock”), were automatically converted into the right to receive 0.0969 shares of KLXE common stock (the “Exchange Ratio”), par value $0.01 per share (the “KLXE Common Stock”). QES RSUs held by employees and executive officers were automatically converted into RSU awards with respect to shares of KLXE Common Stock based on the Exchange Ratio, in the manner set forth in the Merger Agreement. RSUs held by non-executive directors vested at the closing of the Merger in accordance with the terms of the underlying award agreements and were canceled in exchange for shares of KLXE Common Stock based on the Exchange Ratio. Holders of QES Common Stock received cash in lieu of any fractional shares of KLXE Common Stock they would otherwise be entitled to receive.

The Merger is intended to be treated for United States federal income tax purposes (i) with respect to the holders of shares of QES Common Stock, as a taxable sale of such shares to Krypton Intermediate LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of KLXE (“Acquiror”) and (ii) with respect to KLXE, as a purchase of the shares of QES Common Stock from the holders of such shares by Acquiror.

Following the closing of the Merger, the KLXE Common Stock continued to be listed on the Nasdaq Global Select Market (“Nasdaq”).

Conditions to Close and Covenants

The Merger Agreement provided that KLXE repay in full our ABL Facility.

The consummation of the Merger was subject to customary closing conditions, including (i) the adoption of the Merger Agreement by QES stockholders and approval of the issuance of KLXE Common Stock in connection with the Merger by KLXE stockholders, (ii) the absence of certain legal impediments, (iii) the approval for listing of KLXE Common Stock issuable in the Merger on Nasdaq and (iv) the effectiveness of the registration statement on Form S-4, pursuant to which the shares of KLXE Common Stock issuable in the Merger will be registered with the SEC.

QUINTANA ENERGY SERVICES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants regarding (i) the conduct of their respective businesses during the period between signing and closing, (ii) obligations to convene and hold meetings of their respective stockholders to obtain the required stockholder approvals and (iii) obligations to cooperate with each other to prepare and file a registration statement on Form S-4 and joint proxy statement with the SEC.

Repurchase Program

Our $6.0 million common stock repurchase program approved by the Board on August 8, 2018, was suspended during May of 2020. As of May 1, 2020, the Company had purchased 1.1 million shares for an aggregate of $3.1 million over the life of this program.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 27, 2020, the Company was notified by the NYSE that the average closing price of the Company’s shares of common stock, par value $0.01 per share (the “Common Stock”), had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price required to maintain continued listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual.

Under the NYSE’s rules, the Company has a period of six months following the receipt of the notice to regain compliance with the minimum share price requirement. However, due to unprecedented market-wide declines as a result of the spread of COVID-19, on April 21, 2020, the SEC approved the NYSE proposal to toll the cure period for the minimum share price requirement through June 30, 2020. Consequently, the Company has a period of six months, beginning on July 1, 2020, to regain compliance with the minimum share price requirement. To regain compliance, on the last trading day in any calendar month during the cure period, the Common Stock must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30 trading day period ending on the last trading day of such month.